April 2, 2015

Cornerstone Strategic Value Fund, Inc.
48 Wall Street, 22nd Floor
New York, New York  10005

Ladies and Gentlemen:

We have acted as counsel to Cornerstone Strategic Value Fund, Inc. (the “Acquiring Fund”), a Maryland corporation, in connection with the filing with the Securities and Exchange Commission (“SEC”) of the registration statement on Form N-14 8C (File No. 333-198845) (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), registering the issuance of 12,772,788 shares of common stock of the Acquiring Fund, par value $.001 per share (the “Shares”) under the 1933 Act, to be issued pursuant to a Merger Agreement and Plan of Reorganization (the “Agreement”) adopted by the Acquiring Fund and Cornerstone Progressive Return Fund, a Delaware statutory trust (the “Acquired Fund”).  The Agreement provides for the transfer of the Acquired Fund’s assets to and the assumption of the Acquired Fund’s liabilities by the Acquiring Fund in exchange solely for a number of Shares to be determined in the manner specified in the Agreement and the Registration Statement, such Shares to be distributed to the Acquired Fund’s shareholders upon the subsequent liquidation of the Acquired Fund.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction of the Registration Statement, the Agreement, the Articles of Amendment and Restatement and amendments thereto of the Acquiring Fund, the Bylaws of the Acquiring Fund, the draft minutes of the meetings of the Board of Directors of the Acquiring Fund held on February 13, 2015 and February 27, 2015 and the resolutions adopted at such meetings that provide for the issuance of the Shares, and such other certificates, instruments and documents as we considered appropriate for purposes of the opinion hereinafter expressed.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Acquiring Fund.  We have not performed any independent investigation other than the document examination described above.  We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined, and the genuineness of all signatures.

Cornerstone Strategic Value Fund, Inc.
April 2, 2015

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the laws of the State of Maryland.  No opinion is expressed as to the laws of any other jurisdiction.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the issuance of the Shares has been duly authorized and, when issued and delivered against payment therefor in the manner contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the reference to this firm in the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.  We assume no obligation to update or supplement any opinion set forth herein to reflect any changes of law or fact that may occur after the Registration Statement becomes effective.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP